News Release
Thomas Phair
Vice President, Finance
781-373-6432

ALTUS PHARMACEUTICALS INC. RECEIVES NASDAQ NOTICE OF NONCOMPLIANCE

WALTHAM, MA, August 11, 2009. Altus Pharmaceuticals Inc. (Nasdaq: ALTU) today announced that on August 7, 2009 it was advised by The NASDAQ Stock Market (NASDAQ) that, based on the Company’s stockholders equity as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the Company is no longer in compliance with the $10 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(b)(1)(A). As of June 30, 2009, the Company’s stockholders’ equity was approximately $5.8 million. This notification has no immediate effect on the Company’s listing on The NASDAQ Global Market or on the trading of the Company’s common stock.

As provided in the NASDAQ’s rules, the Company has until August 24, 2009 to provide NASDAQ with a plan to regain compliance with The NASDAQ Global Market continued listing requirements. If NASDAQ accepts the Company’s plan, of which there can be no assurance, NASDAQ may grant the Company up to 105 days from August 7, 2009 to achieve and sustain compliance. If NASDAQ determines that the Company’s plan is not sufficient to achieve and sustain compliance, it will provide written notice that the Company’s common stock would be subject to delisting from The NASDAQ Global Market. At such time, the Company may request a hearing before a NASDAQ Listing Qualifications Panel. In such an event, the Company’s common stock would remain listed on The NASDAQ Global Market pending a final determination by the panel. The Company may also apply to list its common stock on The NASDAQ Capital Market. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. All companies whose securities are listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. The Company believes that it currently meets all of the requirements for continued listing on The NASDAQ Capital Market, other than a minimum bid price of at least $1.00.

The Company is considering its options regarding the NASDAQ notice, including potentially submitting a plan to NASDAQ on or before August 24, 2009 to maintain its listing on The NASDAQ Global Market or applying to transfer the listing of its Common Stock to The NASDAQ Capital Market.

About Altus Pharmaceuticals Inc.

Altus Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics. The Company’s website is www.altus.com.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements”. These statements include, but are not limited to, our ability to continue to list our common stock on The Nasdaq Global Market or to list our common stock on The NASDAQ Capital Market. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to the limitations on the ability of Altus to meet the NASDAQ listing requirements Consequently, no forward-looking statement can be guaranteed, and actual results may differ materially from those expressed or implied by any such forward-looking statement. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including in Item 1A “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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